NEWS RELEASE

DATE:	August 22, 2006	3:00 p.m. E.S.T.
CONTACT:	James L. Saner, Sr., President and CEO
	MainSource Financial Group, Inc.	812-663-0157

Third Quarter Dividend Declared

MainSource Financial Group – NASDQ, MSFG

Greensburg, Indiana (NASDAQ: MSFG) – MainSource Financial Group’s Board of Directors announced today that the Company declared a third quarter common dividend of $.14 per share at its August 21, 2006 meeting. The dividend is payable on September 15, 2006 to common shareholders of record as of September 5, 2006. The dividend represents an 8% increase over the dividend paid to shareholders in the third quarter last year. This is MainSource Financial Group’s sixty-fourth consecutive quarterly cash dividend.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio Counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank – Hobart, Hobart, Indiana and MainSource Bank – Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

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MainSource Financial Group, Inc., 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240